Exhibit 10.1

FORM OF

AMENDMENT TO SEVERANCE AGREEMENT

THIS AMENDMENT TO SEVERANCE AGREEMENT (“Amendment”) is made this 16th day of December, 2014, by and between Forest Oil Corporation, a New York corporation (the “Company”), and                      (“Executive”).

WHEREAS, the Company and Executive have heretofore entered into that certain Severance Agreement dated as of                      (the “Severance Agreement”); and

WHEREAS, the Company and Executive desire to amend the Severance Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above and the mutual agreements set forth herein, the Company and Executive hereby agree that the Severance Agreement shall be amended as hereafter provided, effective as of the date first set forth above:

1. Paragraph 6 of the Severance Agreement shall be deleted and the following shall be substituted therefor:

“6. Certain Restrictions. In consideration of the severance payments and benefits to which Executive would be entitled in the event of an Involuntary Termination under the conditions described in Paragraph 3 of this Agreement (including without limitation any acceleration of vesting of equity-based awards as described in Paragraph 3(c) hereof), Executive agrees as follows:

(a) Non-Interference with Business Relationships. While Executive is employed by the Company (the “Employment Period”) and for a period of two (2) years following Executive’s termination of employment with the Company following a Change of Control while this Agreement is in effect (whether or not such termination is an Involuntary Termination) (the “Restricted Period”) Executive shall not directly or indirectly take any actions which are intended to, or which can reasonably be expected to, disrupt or interfere with in any significant way any existing relationship that the Company has with any third party.

(b) Non-Solicitation. During the Employment Period and the Restricted Period, Executive shall refrain from knowingly, directly or indirectly, soliciting for employment any employees of the Company without the advance written consent of the Company, which consent may be withheld for any reason.

(c) No Disparaging Comments. Except to the extent otherwise required or compelled at law or under subpoena, during the Employment Period and the Restriction Period, Executive shall refrain from making any public derogatory or disparaging comment concerning the Company or any of the current or former officers, directors or employees of the Company. Notwithstanding the immediately preceding sentence, nothing herein shall be construed to preclude Executive from enforcing any rights or claims Executive may have against the Company (or to defend against any claims by the Company) arising under this Agreement.

(d) Company Property. Promptly following the termination of Executives employment, Executive shall return to the Company all property of the Company, and all copies thereof in Employee’s possession or under Executive’s control.

(e) No Limitation on Remedies. Nothing in this Agreement shall be construed as preventing the Company from pursuing any and all remedies available to it for the breach or threatened breach of the covenants in this Paragraph 6, including recovery of money damages or temporary or permanent injunctive relief. Accordingly, Executive acknowledges that the remedy at law for breach of the covenants in this Paragraph 6 may be inadequate and that, in addition to any other remedy the Company may have, it shall be entitled to an injunction restraining any breach or threatened breach.”

2. As amended hereby, the Severance Agreement is specifically ratified and reaffirmed.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment effective as herein provided.

FOREST OIL CORPORATION

By:
Name:
Title:

EXECUTIVE

[Name of Executive]